Rule 10f-3 Report

1. Individual Series name: Virtus Market Neutral Fund

2. Identity of security (issuer/issue): General Motors(GM)

3. Date of purchase: 11/18/10

4. Terms:
(a) price per share $33
(b) total amount of purchase 4,090 shares
(c) commission, spread, or underwriter profit $97.18 for JP Morgan

5. Size of Underwriting: 478,000,000

6. Percentage of Issue purchased: .000009

7. Underwriters:
(a) purchased from JP Morgan
(b) Affiliated Underwriter BNY Mellon Capital Markets
(c) other syndicate members:

Morgan Stanley & Co. Incorporated; Loop Capital Markets LLC.; J.P. Morgan Securities LLC; The Williams Capital Group, L.P.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Soleil Securities Corporation; Scotia Capital (USA) Inc.; Citigroup Global Markets Inc; Piper Jaffray & Co.; Barclays Capital Inc.; SMBC Nikko Capital Markets Limited; Credit Suisse Securities (USA) LLC; Sanford C. Bernstein & Co., LLC; Deutsche Bank Securities Inc; CastleOak Securities, L.P.; Goldman, Sachs & Co.; C.L. King & Associates, Inc.; RBC Capital Markets Corporation; FBR Capital Markets & Co.; Banco Bradesco; BBI S.A.; Gardner Rich, LLC; CIBC World Markets Corp.; Lebenthal & Co., LLC; Commerz Markets LLC; M. R. Beal & Company; BNY Mellon Capital Markets, LLC; Muriel Siebert & Co., Inc; ICBC International Securities Limited; Samuel A. Ramirez & Company, Inc; Itau BBA USA Securities, Inc; Cabrera Capital Markets, LLC; Lloyds TSB Bank plc; CF Global Trading LLC; CRT Investment Banking LLC; China International Capital Corporation Hong Kong Securities Limited

8. Eligibility: registered public offering

9. Other series or fund purchasers having either the same adviser* (or an affiliated adviser) as the series:
The following conditions have been met:

a.)	The securities were purchased (1) prior to the end of
the first day on which any sales were made at a price that did not exceed the price paid by each other purchaser in the offering or any concurrent offering of the securities (excepting, in an Eligible Foreign
Offering, rights required by law to be granted to existing security holders) and (2) on or before the fourth day before termination, if a rights offering.

b.) The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all the securities offered, except those purchased by others pursuant to a rights offering, if the underwriters purchase any of the securities.

c.) The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during a comparable period of time.

d.) Except for Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years (including the operations of predecessors).

e.) Percentage of offering purchased by the Series and other series or funds named in Item 9 did not exceed: (a) for Eligible Rule 144A Offering, 25% of the total of
(1) principal amount of offering of such class sold by underwriters to qualified institution buyers plus (2) principal amount of class in any concurrent public offering; (b) other securities, 25% of principal amount of offering of class.

f.) The Series did not purchase the securities being offered directly or indirectly from an Affiliated
Underwriter, provided that a purchase from a syndicate manager shall not be deemed to be a purchase from an Affiliated Underwriter so long as (a) such Affiliated
Underwriter did not benefit directly or indirectly from, the transaction, and, (b) in the case of Eligible
Municipal Securities, the purchase was not designated as a group sale or otherwise allocated to the account of any Affiliated Underwriter.


[PAGE BREAK]


Rule 10f-3 Report

1. Individual Series name: Virtus Market Neutral Fund

2. Identity of security (issuer/issue): LPL Investment Holdings (LPLA)

3. Date of purchase: 11/18/10

4. Terms:
a. price per share $30
b. total amount of purchase 360 shares
c. commission, spread, or underwriter profit $86.33 for Goldman Sachs

5. Size of Underwriting: 15,657,482

6. Percentage of Issue purchased: .000023

7. Underwriters:
a. purchased from Goldman Sachs
b. affiliated underwriter BNY Mellon Capital Markets
c. other syndicate members:

Goldman, Sachs & Co.; Morgan Stanley & Co. Incorporated;
Merrill Lynch, Pierce, Fenner & Smith Incorporated; J.P.
Morgan Securities LLC; Sanford C. Bernstein & Co., LLC;
Citigroup Global Markets Inc.; UBS Securities LLC; William
Blair & Company, L.L.C.; Keefe, Bruyette & Woods, Inc.;
Lazard Capital Markets LLC; Macquarie Capital (USA) Inc.;
Sandler O'Neill & Partners, L.P.; Blaylock Robert Van, LLC;
BNY Mellon Capital Markets, LLC

8. Eligibility (check one): registered public offering

9. Other series or fund purchasers having either the same adviser* (or an affiliated adviser) as the series:

The following conditions have been met:

a.	The securities were purchased (1) prior to the end of
the first day on which any sales were made at a price that did not exceed the price paid by each other purchaser in the offering or any concurrent offering of the securities (excepting, in an Eligible Foreign
Offering, rights required by law to be granted to existing security holders) and (2) on or before the fourth day before termination, if a rights offering.

b.	The securities were offered pursuant to an
underwriting or similar agreement under which the underwriters were committed to purchase all the securities offered, except those purchased by others pursuant to a rights offering, if the underwriters purchase any of the securities.

c. The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during a comparable period of time.

d.	Except for Eligible Municipal Securities, the issuer
of such securities has been in continuous operation for not less than three years (including the operations of predecessors).

e. Percentage of offering purchased by the Series and other series or funds named in Item 9 did not exceed: (a) for Eligible Rule 144A Offering, 25% of the total of
(1) principal amount of offering of such class sold by underwriters to qualified institution buyers plus (2) principal amount of class in any concurrent public offering; (b) other securities, 25% of principal amount of offering of class.

f. The Series did not purchase the securities being offered directly or indirectly from an Affiliated
Underwriter, provided that a purchase from a syndicate manager shall not be deemed to be a purchase from an Affiliated Underwriter so long as (a) such Affiliated
Underwriter did not benefit directly or indirectly from, the transaction, and, (b) in the case of Eligible
Municipal Securities, the purchase was not designated as a group sale or otherwise allocated to the account of any Affiliated Underwriter.